Karat Packaging Reports Fourth Quarter and Full Year 2022 Financial Results

--Record Full Year Gross Margin with Continued Margin Expansion--

CHINO, Calif, March 16, 2023 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat”), a specialty distributor and manufacturer of disposable foodservice products and related items, today announced financial results for its fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights

•Net sales of $92.7 million, up 1.5 percent from the prior-year quarter.
•Gross profit of $29.7 million, negatively impacted by an out-of-period inventory write-off of $1.7 million, up 4.8 percent from the prior-year quarter.
•Gross margin of 32.0 percent, an improvement of 100 basis points over the prior-year quarter.
•Net income of $4.5 million (net income margin of 4.9 percent), versus $6.0 million (net income margin of 6.5 percent) in the prior-year quarter.
•Adjusted EBITDA of $9.9 million, negatively impacted by a deposit write-off of $0.5 million related to a pre-pandemic capital investment project, versus $10.9 million in the prior-year quarter.
•Adjusted EBITDA margin of 10.7 percent, versus 11.9 percent in the prior-year quarter.
•Strong quarterly operating cash flow of $17.0 million.

2023 Outlook

•Net sales for the full year 2023 expected to increase high single digit.
•Gross margin goal for the 2023 full year: 32 percent to 33 percent.
•Sales for the first half of 2023 anticipated to be lower due, in part, to price reductions and destocking for certain inventories, compared with the prior year period.

“Gross margin continued to improve during the 2022 fourth quarter, with a significant reduction of ocean freight costs versus the same quarter last year. This, in turn, allowed us to proactively pass on savings to our customers,” said Alan Yu, chief executive officer. “Ocean freight costs have essentially now stabilized, which we believe will enable us to further expand margins for 2023.

“Net sales grew during the fourth quarter, despite multiple price reductions. Additionally, we added a number of new contracts with chain accounts and expanded our product offerings to existing customers. We expect these new agreements to materialize and add to our top line in the second half of 2023. We continue to see solid growth for our eco-friendly product lines, with sales having increased 24 percent in the most recent fourth quarter over the prior year period, and demand remains strong into 2023.

“We are implementing a number of growth strategies in 2023, including improving inventory management and fill-rate by adding warehouses in Chicago and Houston, as well as expanding rack space in our current warehouses. We also are modifying our model to be more asset-light, by scaling back manufacturing production in California, while expanding import products, which carry higher margins. We intend to increase the size of our sales team by approximately 35 percent and target geographical expansion into the East Coast and Midwest regions. Lastly, we are upgrading our e-commerce platform and initiating online sales in Hawaii and Canada,” Mr. Yu added.

Fourth Quarter 2022 Financial Results

Net sales for the 2022 fourth quarter increased 1.5 percent to $92.7 million, from $91.3 million in the 2021 fourth quarter, which was a particularly strong quarter as a result of COVID re-openings and price increases implemented due to extraordinarily higher ocean freight and other costs during this period.

Gross profit for the 2022 fourth quarter increased 4.8 percent to $29.7 million, from $28.3 million in the prior-year quarter.

Gross margin for the 2022 fourth quarter expanded 100 basis points to 32.0 percent, from 31.0 percent in the prior-year quarter. Gross margin was favorably impacted by lower and stabilized ocean freight and related costs, at 9.8 percent of net sales, compared with 12.3 percent of net sales in the 2021 fourth quarter. The gross margin was negatively impacted by an inventory write-off of $1.7 million, which represented an out-of-period adjustment to correct immaterial errors in the accounting for certain inventory items in the previously issued quarterly and annual financial statements.

Operating expenses in the 2022 fourth quarter were $24.9 million, or 26.8 percent of net sales, compared with $21.2 million, or 23.2 percent of net sales, in the prior-year quarter. The increase primarily resulted from higher labor costs of $1.5 million due to workforce expansion, higher production costs of $1.0 million due to unexpected machinery repair and an increase in rental expense of $0.6 million primarily from the two additional warehouses added in May 2022. Operating expense in the 2022 fourth quarter also included a deposit write-off of $0.5 million related to a pre-pandemic capital investment project.

Net income for the 2022 fourth quarter decreased to $4.5 million, from $6.0 million for the same quarter last year. Net income margin was 4.9 percent for the 2022 fourth quarter versus 6.5 percent in the prior year quarter. Net income attributable to Karat for the 2022 fourth quarter was $4.5 million, or $0.23 per diluted share, compared with $5.6 million, or $0.28 per diluted share, in the prior-year quarter.

Adjusted EBITDA, a non-GAAP measure defined below, was $9.9 million in the 2022 fourth quarter, versus $10.9 million in the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 10.7 percent of net sales, versus 11.9 percent in the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.30 per share for the 2022 fourth quarter, versus $0.32 per share in the prior-year quarter.

2022 Full Year Results

Net sales for 2022 increased 16.1 percent to $423.0 million, from $364.2 million in the prior year.

Gross profit for 2022 increased 22.5 percent to $132.1 million, from $107.8 million in the prior year. Gross margin was 31.2 percent, an increase from 29.6 percent in the same period last year. The increase in gross margin was primarily due to margin expanding factors including a shift to higher margin items such as eco-friendly products, price increases implemented during the first half of the current year to partially offset higher ocean freight, product and labor costs, favorable foreign currency exchange rate from the strengthening of the United States Dollar against Taiwan New Dollar and improved operating efficiencies and productivity improvements. The increase was offset by an out-of-period inventory adjustment of $0.9 million to correct immaterial errors in the accounting for certain inventory items in the previously issued quarterly and annual financial statements.

Operating expenses for the full 2022 year were $102.1 million, compared with $84.7 million in the prior year. The increase of $17.4 million primarily included $6.0 million in payroll costs due to workforce expansion, $5.4 million in shipping and transportation costs largely during the first three quarters, $2.4 million in lease expense primarily attributable to two new properties leased starting May 2022, and $2.1 million in production expense due to higher repairs and maintenance costs.

Other income totaled $2.5 million in 2022, compared with $4.4 million for the prior year. Other income for the 2022 year primarily related to interest income of $2.2 million from the gain associated with the interest rate swap, a gain on foreign currency transactions of $1.6 million, and rental income of $0.9 million, partially offset by interest expense on the line of credit and term loans totaling $2.0 million. Other income for the 2021 year primarily related to gain on forgiveness of debt of $5.0 million, interest income of $1.5 million due to the change in the fair value of the interest rate swap, and rental income of $0.9 million, partially offset by interest expense incurred primarily on the line of credit and term loans totaling $2.9 million.

The effective tax rate for the full 2022 year was 20.5 percent, compared with 18.5 percent for the prior year. The effective tax rate was lower in the prior year, primarily due to the gain on forgiveness of debt of $5.0 million, which was a discrete item not presented for 2022.

Net income increased to $25.8 million for 2022, from $22.4 million in the prior year, which included the $5.0 million gain on forgiveness of debt recorded in the second quarter of 2021.

Net income margin was 6.1 percent in 2022, versus 6.2 percent in the prior year. Net income attributable to Karat was $23.6 million, or $1.19 per diluted share, in 2022, compared with $20.8 million, or $1.12 per diluted share, in the prior year.

Adjusted EBITDA, a non-GAAP measure defined below, increased to $45.6 million in 2022, compared with $37.0 million in the prior year. Adjusted EBITDA margin, a non-GAAP measure defined below, was 10.8 percent for the full 2022 year, compared with 10.2 percent in 2021.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, rose to $1.30 per share in 2022, from $1.00 per share in the prior year.

Investor Conference Call

The Company will host an investor conference call today, March 16, 2023, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and full year 2022 results.

Phone: 877-418-4045 (domestic); 412-317-6745 (international)
Conference ID: Karat Packaging Inc.
Webcast: Accessible at http://irkarat.com/; archive available for approximately one year

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving continued increases in customer demand, along with achieving third quarter and full year financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as amended, or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Investor Relations and Media Contacts:

PondelWilkinson Inc.
Judy Lin Sfetcu/Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$92,667	$91,334	$422,957	$364,244
Cost of goods sold	63,002	63,024	290,871	256,417
Gross profit	29,665	28,310	132,086	107,827
Operating expenses
Selling expense	7,626	8,235	35,844	32,261
General and administrative expense (including $876 and $567 associated with variable interest entity for the three months ended December 31, 2022 and 2021, respectively, and $2,775 and $2,550 associated with variable interest entity for the years ended December 31, 2022 and 2021, respectively)	17,227	12,936	66,227	52,421
Total operating expenses	24,853	21,171	102,071	84,682
Operating income	4,812	7,139	30,015	23,145
Other income (expense)
Rental income (including $234 and $193 associated with variable interest entity for the three months ended December 31, 2022 and 2021, respectively, and $949 and $931 associated with variable interest entity for the years ended December 31, 2022 and 2021, respectively)	234	193	949	931
Other income (expense) (including $0 and $9 associated with variable interest entity for the three months ended December 31, 2022 and 2021, respectively, and, $0 and $9 associated with variable interest entity for the years ended December 31, 2022 and 2021, respectively)	7	36	(228)	259
Gain (loss) on foreign currency transactions	216	(65)	1,568	(412)
Interest income (including $10 and $215 associated with variable interest entity for the three months ended December 31, 2022 and 2021, respectively, and $2,171 and $1,270 associated with variable interest entity for the years ended December 31, 2022 and 2021, respectively)	65	215	2,226	1,512
Interest expense (including $441 and $443 associated with variable interest entity for the three months ended December 31, 2022 and 2021, respectively, and $1,821 and $1,781 associated with variable interest entity for the years ended December 31, 2022 and 2021, respectively)	(440)	(452)	(2,017)	(2,907)
Gain on forgiveness of debt	—	—	—	5,000
Total other income (expense), net	82	(73)	2,498	4,383
Income before provision for income taxes	4,894	7,066	32,513	27,528
Provision for income taxes	353	1,088	6,676	5,089
Net income	4,541	5,978	25,837	22,439
Net income attributable to noncontrolling interest	—	349	2,189	1,661
Net income attributable to Karat Packaging Inc.	$4,541	$5,629	$23,648	$20,778
Basic and diluted earnings per share:
Basic	$0.23	$0.28	$1.19	$1.13
Diluted	$0.23	$0.28	$1.19	$1.12
Weighted average common shares outstanding, basic	19,872,681	19,786,224	19,824,911	18,409,243
Weighted average common shares outstanding, diluted	19,936,954	19,889,817	19,925,905	18,566,260

KARAT PACKAGING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents (including $2,022 and $1,163 associated with variable interest entity at December 31, 2022 and 2021, respectively)	$16,041	$6,483
Accounts receivable, net of allowance for bad debt of $1,260 and $250 at December 31, 2022 and 2021, respectively (including $6 and $24 associated with variable interest entity at December 31, 2022 and 2021, respectively)	29,912	32,776
Inventories	71,206	58,472
Prepaid expenses and other current assets (including $191 and $63 associated with variable interest entity at December 31, 2022 and 2021, respectively)	6,641	5,141
Total current assets	123,800	102,872
Property and equipment, net (including $45,399 and $46,612 associated with variable interest entity at December 31, 2022 and 2021, respectively)	95,568	93,475
Deposits	12,413	6,885
Goodwill	3,510	3,510
Intangible assets, net	353	380
Operating right-of-use assets	15,713	—
Other assets (including $38 and $65 associated with variable interest entity at December 31, 2022 and 2021, respectively)	818	477
Total assets	$252,175	$207,599
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (including $2 and $136 associated with variable interest entity at December 31, 2022 and 2021, respectively)	$18,559	$18,470
Accrued expenses (including $625 and $68 associated with variable interest entity at December 31, 2022 and 2021, respectively)	9,005	7,813
Related party payable	4,940	2,003
Income taxes payable (including $0 and $9 associated with variable interest entity at December 31, 2022 and 2021, respectively)	—	85
Customer deposits (including $165 and $88 associated with variable interest entity at December 31, 2022 and 2021, respectively)	1,281	1,215
Debt, current portion (including $957 and $1,178 associated with variable interest entity at December 31, 2022 and 2021, respectively)	957	1,178
Operating lease liabilities, current portion	4,511	—
Total current liabilities	39,253	30,764

	December 31, 2022	December 31, 2021
	(Unaudited)
Deferred tax liability	5,156	5,634
Long-term debt, net of current portion and debt discount of $216 and $200 at December 31, 2022 and December 31, 2021, respectively (including $41,558 and $35,339 associated with variable interest entity at December 31, 2022 and 2021, respectively, and debt discount of $216 and $200 associated with variable interest entity at December 31, 2022 and 2021, respectively)	41,558	35,339
Operating lease liabilities, net of current portion	11,623	—
Other liabilities (including $1,302 and $2,637 associated with variable interest entity at December 31, 2022 and 2021, respectively)	2,652	3,837
Total liabilities	100,242	75,574

Karat Packaging Inc. stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding, as of December 31, 2022 and 2021.	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 19,908,005 and 19,885,005 shares issued and outstanding, respectively, as of December 31, 2022 and 19,827,417 and 19,804,417 shares issued and outstanding, respectively, as of December 31, 2021	20	20
Additional paid in capital	85,792	83,694
Treasury stock, $0.001 par value, 23,000 shares as of both December 31, 2022 and 2021	(248)	(248)
Retained earnings	56,118	39,434
Total Karat Packaging Inc. stockholders’ equity	141,682	122,900
Noncontrolling interest	10,251	9,125
Total stockholders’ equity	151,933	132,025
Total liabilities and stockholders’ equity	$252,175	$207,599

KARAT PACKAGING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2022	2021
	(Unaudited)
Cash flows from operating activities
Net income	$25,837	$22,439
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,405	10,044
Adjustments to allowance for bad debt	1,010	—
Adjustments to inventory reserve	6	68
Write-off of inventory	3,470	1,424
Gain on sale of asset	(32)	—
Change in fair value of interest rate swap	(2,159)	(1,512)
Amortization of loan fees	40	18
Deferred income taxes	(478)	(483)
Stock-based compensation	2,047	2,026
Gain on forgiveness of debt	—	(5,000)
Amortization of operating right-of-use assets	3,822	—
Impairment of deposit	465	—
(Increase) decrease in operating assets
Accounts receivable	1,854	(8,938)
Inventories	(16,210)	(10,850)
Prepaid expenses and other current assets	(1,514)	1,389
Deposits	(145)	(64)
Other assets	109	(316)
Increase (decrease) in operating liabilities
Accounts payable	89	(1,599)
Accrued expenses	1,571	2,854
Related party payable	2,937	(3,035)
Income taxes payable	(85)	44
Customer deposits	66	664
Operating lease liability	(3,780)	—
Other liabilities	149	300
Other payable	—	(794)
Net cash provided by operating activities	$29,474	$8,679
Cash flows from investing activities
Purchases of property and equipment	(2,657)	(4,175)
Proceeds from disposal of property and equipment	77	—
Deposits paid for property and equipment	(12,090)	(8,206)
Deposits paid for joint venture investment	(5,876)	—
Deposits refunded from joint venture investment	1,876	—
Proceeds from settlement of interest rate swap	825	—
Acquisition of Pacific Cup, Inc., net of cash acquired	—	(900)
Net cash used in investing activities	$(17,845)	$(13,281)

	Year Ended December 31,
	2022	2021
	(Unaudited)
Cash flows from financing activities
Proceeds from line of credit	21,100	1,470
Payments on line of credit	(21,100)	(34,639)
Proceeds from long-term debt	27,477	15,997
Payments on long-term debt	(21,572)	(39,272)
Proceeds from issuance of common stock in connection with initial public offering, net of issuance costs	—	67,592
Proceeds from exercise of stock options	51	100
Dividends paid to shareholders	(6,964)	—
Payments on capital lease obligations	—	(611)
Payments of noncontrolling interest tax withholding	(1,063)	—
Net cash (used in) provided by financing activities	$(2,071)	$10,637
Net increase in cash and cash equivalents	9,558	6,035
Cash and cash equivalents
Beginning of year	$6,483	$448
End of year	$16,041	$6,483
Supplemental disclosures of non-cash investing and financing activities:
Transfers from deposit to property and equipment	$9,859	$4,981
Acquisition price of Pacific Cup, Inc. included within deposits	—	100
Gain on forgiveness of debt	—	5,000
Supplemental disclosures of cash flow information:
Cash paid for income tax	$8,303	$4,836
Cash paid for interest	$1,978	$2,895

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
	Amounts	% of Net Sales	Amounts	% of Net Sales	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income:	$4,541	4.9%	$5,978	6.5%	$25,837	6.1%	$22,439	6.2%
Add (deduct):
Interest income	(65)	(0.1)	(215)	(0.2)	(2,226)	(0.5)	(1,512)	(0.4)
Interest expense	440	0.5	452	0.5	2,017	0.5	2,907	0.8
Provision for income taxes	353	0.4	1,088	1.2	6,676	1.6	5,089	1.4
Depreciation and amortization	2,653	2.9	2,566	2.8	10,405	2.4	10,044	2.8
Stock-based compensation expense	273	0.3	938	1.0	2,047	0.5	2,026	0.5
IPO related expenses	—	—	58	0.1	—	—	1,055	0.3
Out-of-period adjustment (1)	1,675	1.8	—	—	879	0.2	—	—
Gain on forgiveness of debt	—	—	—	—	—	—	(5,000)	(1.4)
Adjusted EBITDA	$9,870	10.7%	$10,865	11.9%	$45,635	10.8%	$37,048	10.2%

(1) The out-of-period adjustment represented an inventory write-off recorded during the year ended December 31, 2022, which management believes was not representative of our underlying operating performance. The adjustment was to correct immaterial errors in the accounting for certain inventory items in our previously issued quarterly and annual financial statements. The impact of the inventory write-off was an increase to cost of goods sold of $1.7 million and $0.9 million for the three and twelve months ended December 31, 2022, respectively.

Reconciliation of Adjusted Diluted Earnings Per Common Share	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Diluted earnings per common share:	$0.23	$0.28	$1.19	$1.12
Add (deduct):
Stock-based compensation expense	0.01	0.05	0.1	0.11
IPO related expenses	—	—	—	0.06
Gain on forgiveness of debt	—	—	—	(0.27)
Out of period adjustment	0.08	—	0.04	—
Income tax impact of adjustments	(0.02)	(0.01)	(0.03)	(0.02)
Adjusted diluted earnings per common shares	$0.30	$0.32	$1.30	$1.00

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended December 31, 2022				Year Ended December 31, 2022
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$4,552	$—	$(11)	$4,541	$23,648	$2,531	$(342)	$25,837
Add:
Interest income	(56)	(71)	62	(65)	(56)	(2,300)	130	(2,226)
Interest expense	61	441	(62)	440	326	1,821	(130)	2,017
Provision for income taxes	353	—	—	353	6,676	—	—	6,676
Depreciation and amortization	2,348	305	—	2,653	9,190	1,215	—	10,405
Stock-based compensation expense	273	—	—	273	2,047	—	—	2,047
Out-of-period adjustment	1,675	—	—	1,675	879	—	—	879
Adjusted EBITDA	$9,206	$675	$(11)	$9,870	$42,710	$3,267	$(342)	$45,635

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended December 31, 2021				Year Ended December 31, 2021
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$5,629	$403	$(54)	$5,978	$20,778	$1,920	$(259)	$22,439
Add (deduct)
Interest income	—	(215)	—	(215)	(242)	(1,270)	—	(1,512)
Interest expense	9	443	—	452	1,126	1,781	—	2,907
Provision for income taxes	1,088	—	—	1,088	5,089	—	—	5,089
Depreciation and amortization	2,263	303	—	2,566	8,831	1,213	—	10,044
Stock-based compensation expense	938	—	—	938	2,026	—	—	2,026
IPO related expenses	58	—	—	58	1,055	—	—	1,055
Gain on forgiveness of debt	—	—	—	—	(5,000)	—	—	(5,000)
Adjusted EBITDA	$9,985	$934	$(54)	$10,865	$33,663	$3,644	$(259)	$37,048

Use of Non-GAAP Financial Measures

Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:
•Adjusted EBITDA is calculated as net income before interest income, interest expense and income taxes, depreciation and amortization, stock-based compensation expense, IPO related expenses, gain on forgiveness of debt and out-of-period adjustment.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, IPO related expense, gain on forgiveness of debt, and out-of-period adjustment, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
National and regional chains	$21,843	$22,524	$95,786	$86,017
Distributors	53,207	51,608	242,285	199,902
Online	10,613	10,481	53,697	50,271
Retail	7,004	6,721	31,189	28,054
	$92,667	$91,334	$422,957	$364,244